Exhibit 10.2
ASSIGNMENT AND ASSUMPTION OF MASTER PROPERTY MANAGEMENT
LEASING AND CONSTRUCTION MANAGEMENT AGREEMENT
THIS ASSIGNMENT AND ASSUMPTION OF MASTER PROPERTY MANAGEMENT LEASING AND CONSTRUCTION MANAGEMENT AGREEMENT is made to be effective as of January 1, 2011 (this “Assignment and Assumption”) by and among Wells Management Company, Inc., a Georgia corporation (the “Assignor”), Wells Real Estate Advisory Services II, LLC, a Georgia limited liability company (the “Assignee”), and Wells Real Estate Investment Trust II, Inc., a Maryland corporation (the “REIT”).
RECITALS
A.Assignor entered into that certain Master Property Management Leasing and Construction Management Agreement dated as of October 22, 2004 (the “Agreement”) by and among the Assignor, the REIT, and Wells Operating Partnership II, L.P., a Delaware limited partnership, which Agreement has been renewed by its terms annually thereafter; and

B.Assignor now desires to assign all of its right, title and interest in the Agreement to Assignee.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:
1.Assignment. Assignor hereby assigns to Assignee all of Assignor's right, title and interest in the Agreement.

2.Acceptance and Assumption. Assignee hereby accepts the assignment and assumes and shall perform all of Assignor's duties as “Property Manager” under the Agreement.

3.    Consent. The REIT hereby consents to this Assignment and Assumption as required by Section 7.3 of the Agreement.
4.    Assignor Guarantee. Assignor does hereby in all respects guarantee the due and proper performance of the services to be provided under the Agreement by the Assignee, which guarantee shall extend to include any renewal or amendment to the Agreement, provided Assignor's obligations are not materially increased by such renewal or amendment without the Assignor's consent, such consent not to be unreasonably withheld. If the Assignee fails to perform all or any of its obligations, duties, undertakings, and covenants to provide services or make payments (collectively, the “Guaranteed Obligations”) under the Agreement (unless relieved from the performance of any part of the Agreement by statute, by the decision of a court or tribunal of competent jurisdiction or by written waiver of the REIT), upon written notice from the REIT, the Assignor shall perform or cause to be performed such Guaranteed Obligations. The termination of the Agreement shall constitute a termination of this guarantee with respect to the future performance of the Guaranteed Obligations, but no termination of the Agreement shall terminate or limit the obligations of the Assignor under this guarantee arising or accruing prior to such termination. This guarantee will be applicable to and binding upon the successors and assigns of Assignor. Assignor joins in this Assignment and Assumption as a signatory hereto for the purposes set forth in this Paragraph 4.

5.    Counterparts. This Assignment and Assumption may be executed in two or more facsimile counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption as of the date first set forth above.
ASSIGNOR:

Wells Management Company, Inc.

By: /s/ Randall D. Fretz
Name:     Randall D. Fretz
Title: Vice President

ASSIGNEE:

Wells Real Estate Advisory Services II, LLC

By: /s/ Randall D. Fretz
Name:     Randall D. Fretz
Title: Senior Vice President

REIT:

Wells Real Estate Investment Trust II, Inc.

By: /s/ Randall D. Fretz
Name:     Randall D. Fretz
Title: Senior Vice President

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